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                                                                     EXHIBIT 23C

               NOTICE REGARDING LACK OF CONSENT OF ARTHUR ANDERSEN

On May 13, 2002, Bassett Furniture Industries, Incorporated (the "Company") dismissed Arthur Andersen LLP as its independent auditors and retained Ernst & Young LLP as its new auditors. Ernst & Young audited the financial statements of the Company as of and for the fiscal year ended November 30, 2002 (and the related financial statement schedule for such year) and the financial statements of LRG Furniture, LLC ("LRG") as of and for the fiscal year ended November 30, 2002 and issued their reports with respect thereto. However, after reasonable efforts, the Company has been unable to obtain from Arthur Andersen reissued audit reports with respect to the financial statements of the Company as of and for the fiscal years ended November 25, 2000 and November 24, 2001 (and the related financial statement schedules for such years) or the financial statements of LRG as of and for the fiscal years ended November 30, 2001 and 2000 (collectively, the fiscal 2000 and 2001 financials). In accordance with regulations of the Securities and Exchange Commission, the Company has filed with this Annual Report on Form 10-K copies of the previously-issued audit reports dated December 21, 2001 and January 15, 2002 of Arthur Andersen with respect to the fiscal 2000 and 2001 financials. Because this Annual Report on Form 10-K is incorporated by reference into the Company's registration statements on Form S-8 (Nos. 33-52405, 33-52407, 333-60327 and 333-43188), it is
deemed to be a new registration statement relating to the securities offered therein. After reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference of its previously-issued audit reports into those registration statements. As a result, Arthur Andersen may not have any liability under Section 11(a) of the Securities Act of 1933 (the "Securities Act")(1) for any untrue statements of a material fact contained in the fiscal 2000 and 2001 financials or any omissions of a material fact required to be stated therein. Accordingly, persons acquiring securities under those registration statements may be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.





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(1) Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.